Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

Bluerock Enhanced Multifamily Trust, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (registration number 333-153135) our report dated December 17, 2012, with respect to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of Enders Place at Baldwin Park appearing in the Company’s Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on December 17, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee

January 17, 2013